Exhibit 99.1

CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP REPORTS SECOND QUARTER 2016 RESULTS

DALTON, GEORGIA (July 27, 2016) -- The Dixie Group, Inc. (NASDAQ:DXYN) today reported financial results for the quarter ended June 25, 2016. The Company’s second quarter 2016 net sales were $105,316,000, 4.2% below second quarter of 2015 sales of $109,957,000. Income from continuing operations was $1,615,000, or $0.10 per fully diluted share, for the second quarter of 2016 as compared to income from continuing operations of $516,000, or $0.03 per fully diluted share, in the second quarter of 2015. On a non-GAAP basis, which excludes restructuring expenses, the Company earned $0.12 per share for the second quarter of 2016 as compared to $0.07 per fully diluted share in the second quarter of 2015.

Commenting on the results, Daniel K. Frierson, chairman and chief executive officer, said, “April orders were seasonally stronger but lagged behind last year. Orders weakened further in May and June. Total carpet sales for the quarter were down 4.4% on a comparative year over year basis. In particular our commercial product sales were 8.1% below the prior year. We believe the commercial market was down slightly on a year over year basis. Residential product sales were 2.3% below the prior year period. Though our residential business was down as compared to the prior year’s quarter, we believe that we outperformed the residential market which we believe was down mid to low single digits. We have seen modest improvements in housing activity and continue to anticipate some increase in demand from demographic forces. We have not seen a corresponding improvement in the floorcovering market and continue to carefully evaluate our expectations for future sales growth. Our carpet sales over the first four weeks of the third quarter are down 11.9% as compared with the same period in the prior year. We believe that the entire floorcovering market has recently been impacted by what we believe is a temporary drop in consumer confidence. The University of Michigan when reporting a drop in its July 2016 Index of Consumer Sentiment stated, 'Prior to the Brexit vote, virtually no consumer thought the issue would have the slightest impact on the U.S. economy. Following the Brexit vote, it was mentioned by record numbers of consumers, especially high-income consumers.'

"Despite the drop in sales compared to the year ago period, our operating margins improved slightly to 26.8%. Furthermore, our operating margins improved 5.0% from the first quarter to the second quarter of 2016. We have lowered our cost structure through better running conditions as a result of moving production in house. Comparing the second quarter of 2016 to the first quarter of this year, we increased internal production by 23% even though we only had a total production increase of 18%. We have lower quality costs through tighter manufacturing tolerances in operations. We have improved material yields as we have improved quality and reduced waste. We have reduced medical expenses as a result of our new plan design. We continue to reduce staffing levels to increase our efficiency and respond to the lower sales volumes. Our selling and administrative costs improved from 23.8% of sales in the second quarter of last year to 23.1% of sales in the second quarter of 2016 due to cost reductions in all areas of sales and administration.

"We incurred $401 thousand in final restructuring costs in the quarter and our restructuring is now complete. Our interest costs were up as we have longer term fixed interest rates that are slightly higher than we had in place a year ago. Discontinued operations showed a slight profit as we collected a contingent payment from a previous sale of assets. We held capital expenditures for the second quarter, including those funded by cash and financings, to $1 million and anticipate a total of $5 million in capital expenditures for 2016 compared to depreciation and amortization of $13.5 million for 2016. Accessible availability under our credit lines was $19.1 million at the end of the second quarter while debt stood at $117.8 million at the end of the second quarter, a reduction of $7.8 million in the quarter. The reduction in debt was largely driven by reduced inventories and lower capital expenditures.

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The Dixie Group Reports Second Quarter 2016 Results

July 27, 2016

We continue to move more production in house to maintain better running schedules but expect slight increase in inventory levels as we prepare for the fall selling season.

"Masland Contract is making a move to become a more complete resource to the commercial specifier with the introduction of Calibre High Performance LVT Flooring. After extensive research, Masland is preparing to launch a comprehensive offering of Wood and Abstract looks for use in various markets. The market targets include Corporate, Senior Housing, Multi Family, Higher Education, Retail and Hospitality. The combination of Masland Contracts Calibre LVT Collection, Custom Rug capabilities, Modular & Broadloom signature styles and Customs, make Masland Contract a producer that can be a complete solution for the commercial specifier to create beautiful and high performance interiors. In the third quarter Atlas Carpet Mills, our premium commercial brand, will be introducing the Ville Des Lumiéres Collection, an Antron Lumena Ultraweave featuring four standard patterns offered in seventeen colors. The collection also contains nine additional make to order patterns. The collection is available in broadloom, modular carpet tile and area rugs.

"In the residential market our Dixie Home, Masland and Fabrica brands provide a ‘good, better, best’ for consumers looking for unique, quality carpets and rugs. Our investment in tufting technology allows us to provide distinctive products to support the success of flooring dealers and interior designers. Each brand speaks to the customer and addresses their personal tastes, whether traditional, transitional or urban modern. For example, Masland Carpets has recently launched Batik and Lynx which create an artistic texture with edgy styling, bold patterns that produce the look of an Artisan hand-crafted fabric for the floor. The sleek styling and playful randomness are formed from the tonal effect of the cut and loop construction. The bold shapes of these patterns are perfectly suited in traditional and contemporary settings offering distinct personality to any room.

"As we move into the second half of 2016, we continue our emphasis on providing high quality, unique and beautiful products to our customers”, Frierson concluded.

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's website at www.thedixiegroup.com/investor/investor.html. The simulcast will begin at approximately 11:00 a.m. Eastern Time on July 27, 2016. A replay will be available approximately two hours later and will continue for approximately 30 days. If internet access is unavailable, a telephonic conference call will be available by dialing 877-355-1003 or 864-568-3286 and entering 46426561 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing (404) 537-3406 and entering 46426561 when prompted for the access code.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, Atlas Carpet Mills, Masland Contract, Masland Hospitality and Avant brands.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

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The Dixie Group Reports Second Quarter 2016 Results

July 27, 2016

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings per share)

	Three Months Ended		Six Months Ended
	June 25, 2016	June 27, 2015	June 25, 2016	June 27, 2015
NET SALES	$105,316	$109,957	$194,550	$205,812
Cost of sales	77,074	80,651	146,802	153,167
GROSS PROFIT	28,242	29,306	47,748	52,645
Selling and administrative expenses	24,320	26,191	47,986	50,948
Other operating expense, net	118	63	385	553
Facility consolidation expenses	401	875	1,814	1,650
OPERATING INCOME (LOSS)	3,403	2,177	(2,437)	(506)
Interest expense	1,333	1,222	2,657	2,400
Other expense, net	4	31	12	41
Income (loss) from continuing operations before taxes	2,066	924	(5,106)	(2,947)
Income tax provision (benefit)	451	408	(1,964)	(1,083)
Income (loss) from continuing operations	1,615	516	(3,142)	(1,864)
Income (loss) from discontinued operations, net of tax	62	(12)	52	(100)
NET INCOME (LOSS)	$1,677	$504	$(3,090)	$(1,964)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	0.10	0.03	(0.20)	(0.12)
Discontinued operations	—	—	—	(0.01)
Net income (loss)	0.10	0.03	(0.20)	(0.13)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	0.10	0.03	(0.20)	(0.12)
Discontinued operations	—	—	—	(0.01)
Net income (loss)	0.10	0.03	(0.20)	(0.13)

Weighted-average shares outstanding:
Basic	15,645	15,546	15,623	15,490
Diluted	15,783	15,656	15,623	15,490

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The Dixie Group Reports Second Quarter 2016 Results

July 27, 2016

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	June 25, 2016	December 26, 2015
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$95	$281
Receivables, net	46,121	50,806
Inventories, net	106,166	115,146
Other	6,195	3,362
Total Current Assets	158,577	169,595

Property, Plant and Equipment, Net	96,599	101,146
Goodwill and Other Intangibles	6,308	6,461
Other Assets	23,112	21,016
TOTAL ASSETS	$284,596	$298,218

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$58,504	$60,821
Current portion of long-term debt	9,442	10,142
Total Current Liabilities	67,946	70,963

Long-Term Debt	108,328	115,907
Other Liabilities	21,465	20,544
Stockholders' Equity	86,857	90,804
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$284,596	$298,218

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The Dixie Group Reports Second Quarter 2016 Results

July 27, 2016

Use of Non-GAAP Financial Information:
(in thousands)

The Company believes that non-GAAP performance measures, which management uses in evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, the non-GAAP performance measures should be viewed in addition to, not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States. In considering our supplemental financial measures, investors should bear in mind that other companies that report or describe similarly titled financial measures may calculate them differently. Accordingly, investors should exercise appropriate caution in comparing our supplemental financial measures to similarly titled financial measures reported by other companies.

Non-GAAP Summary

	Three Months Ended		Six Months Ended
Non-GAAP Income (Loss) From Continuing Operations	June 25, 2016	June 27, 2015	June 25, 2016	June 27, 2015
Net Income (Loss) as Reported	$1,677	$504	$(3,090)	$(1,964)
Income (Loss) from Discontinued Operations, Net of Tax	62	(12)	52	(100)
Income (Loss) from Continuing Operations	1,615	516	(3,142)	(1,864)
Facility Consolidation Expense	401	875	1,814	1,650
Tax Effect of Above	(152)	(333)	(689)	(627)
Non-GAAP Adjusted Income (Loss) From Continuing Operations (Note 1)	$1,864	$1,058	$(2,017)	$(841)

Adjusted Diluted Earnings (Loss) Per Share from Continuing Operations	$0.12	$0.07	$(0.13)	$(0.05)
Weighted-Average Diluted Shares Outstanding	15,783	15,656	15,623	15,490

The Company defines Adjusted Income (Loss) from Continuing Operations as Net Income (Loss) less loss from discontinued operations, net of tax, plus manufacturing integration expenses of new or expanded operations, plus facility consolidation and severance expenses, plus amortization of acquisition inventory step-up, plus direct acquisition expenses, less gain on purchase of business, plus impairment of assets, plus impairment of goodwill, plus one-time items so defined. (Note 1)

Facility Consolidation Plan Summary
	FY2015	Q1 2016	Q2 2016	YTD 2016
Warehousing, Distribution & Manufacturing Consolidation Plan	$2,016	$1,342	$396	$1,738
Atlas Integration Plan	202	—	—	—
Corporate Office Consolidation Plan	728	71	5	76
Total Facility Consolidation Expense	$2,946	$1,413	$401	$1,814

Further non-GAAP reconciliation data are available at www.thedixiegroup.com under the Investor Relations section.

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